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EXHIBIT (d)(7)

DEMETER TECHNOLOGIES, INC.
2000 STOCK OPTION PLAN

        This 2000 Stock Option Plan (the "Plan") is hereby adopted by the Company (capitalized terms not otherwise defined are defined in the final section of this Plan).

1.    Purposes of the Plan. The purposes of this Plan are:

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  to attract and retain the best available personnel;

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  to provide additional incentive to Employees, Directors and Consultants; and

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  to promote the success of the Company's business.

2.    Stock Subject to the Plan. Subject to the provisions of Section 10, Options covering no more than three million (3,000,000) Shares of Common Stock may be granted under the Plan. The Shares may be authorized, but unissued, or reacquired Common Stock. Any unpurchased Shares subject to an Option which terminates or is surrendered pursuant to an Option Exchange Program shall become available for future Option grants unless the Plan has terminated. However, any Shares which the Company reacquires after issuance pursuant to the exercise of an Option will not be available for future grant under the Plan.

3.    Type of Options: Eligibility. Options granted under the Plan may be either Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Nonstatutory Options may be granted to Directors, Employees and Consultants; Incentive Stock Options may be granted only to Employees unless otherwise permitted under the Code. At the time of grant, the Administrator shall designate whether the Option is an Incentive Stock Option or a Nonstatutory Stock Option. In the absence of a written designation, an Option shall be a Nonstatutory Stock Option. In addition, despite any such designation, any Options which cause the aggregate Fair Market Value of Shares under Incentive Stock Options granted by the Company, or any Parent or Subsidiary, to a single Optionee (under all plans of the Company and of any Parent or Subsidiary) to exceed $100,000 will be deemed Nonstatutory Stock Options. For purposes of this Section 3, the Fair Market Value of the Shares shall be determined as of the time of grant. Optionees may be granted more than one Option.

4.    Option Exercise Price and Consideration. When any Option is granted, the Administrator shall determine:

        4.1    Number of Shares.    The number of Shares subject to Option.

        4.2    Exercise Price.    The per share exercise price for the Optioned Shares, which may be more or less than the Fair Market Value, except no Incentive Stock Option may be granted with an exercise price per share less than 100% (110% in the case of an Option granted to a Significant Owner) of Fair Market Value, and no Nonstatutory Stock Option may be granted with an exercise price per share less than 85% of Fair Market Value (110% in the case of an Option granted to a Significant Owner).

        4.3    Waiting Period and Exercise Dates.    The period within which the Option may be exercised and any conditions which must be satisfied before the Option may be exercised; provided that in the case of an Option granted to an Employee that is not an Officer of the Company, at least 20% of such Option shall vest and become exercisable (subject to any other terms and conditions imposed hereby and by the Administrator) per year from the date of grant. No Option may have an exercise period which extends more than ten years (five years in the case of any Incentive Stock Option granted to a Significant Owner) from the date of grant.

        4.4    Other Terms and Conditions.    Other terms and conditions including, but not limited to, performance criteria, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the Shares. The Shares received on exercise of any Option may be made subject to a stockholder's agreement or other restriction or option.

5.    Exercise of Option.

        5.1    Procedure for Exercise.    An Option shall be deemed exercised when the Company receives all of the following (which may be waived by the Administrator as permitted by Applicable Laws): (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, (ii) full payment for the Shares with respect to which the Option is exercised, and (iii) payment of any required withholding taxes.

        5.2    No Fractional Shares.    An Option may not be exercised for a fraction of a Share.

        5.3    Form of Consideration.    The Administrator shall determine the acceptable form of consideration and method of payment for exercise of an Option. (In the case of any Incentive Stock Option, the Administrator must determine the acceptable form of consideration at the time of grant.) To the extent permitted by the Administrator, consideration may consist of:

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  cash;

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  a promissory note made by the Optionee in favor of the Company;

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  other Shares which (A) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

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  any combination of the foregoing methods of payment; or

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  such other consideration to the extent permitted by Applicable Laws.

        5.4    Effect on Option.    Exercise of an Option in any manner shall decrease the number of Shares thereafter available by the number of Shares as to which the Option is exercised, both for purposes of the Plan and for sale under the Option.

6.    Issuance of Shares.

        6.1    Name for Registration.    Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse.

        6.2    Legal Compliance.    The Company is not obligated to issue any Shares pursuant to the exercise of an Option unless counsel for the Company is satisfied that the exercise of such Option and the issuance and delivery of such Shares complies with all relevant provisions of Applicable Laws, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery. The inability of the Company to obtain authority from any regulatory body deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such Shares.

        6.3    Investment Representations.    As a condition to the exercise of an Option, the Company may require that the person exercising such Option represent and warrant that the Shares are being purchased only for investment and without any present intention to sell, transfer or distribute such Shares.

        6.4    Rights as Stockholder.    Until the stock certificate evidencing Shares is actually issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), the Optionee will have no right to vote or receive dividends or any other rights as a stockholder with respect o the Optioned Stock, despite any exercise of the Option. Subject to this Section 6, the company shall issue (or cause to be issued) such stock certificate promptly after an

Option is validly exercised. Except as provided in Section 10, no adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is actually issued. The Company shall provide stockholders (and Optionees) with financial statements and other information which the Administrator deems appropriate at least annually.

7.    Withholding Taxes. Upon (i) the disposition by an Optionee of Shares acquired pursuant to the exercise of an Incentive Stock Option within two years of the granting of such Incentive Stock Option or within one year after exercise of such Incentive Stock Option, or (ii) the exercise of a Nonstatutory Stock Option, the Company shall have the right to require the Optionee to pay the company the amount of any taxes (whether of the United States, any foreign jurisdictions or any subdivision thereof) which the Company may be required to withhold with respect to such Shares.

8.    Non-Transferability of Options.

        8.1    No Transfer.    No Option may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution or may be exercised, during the lifetime of the Optionee, by anyone except the Optionee, except that the Administrator may, if it wishes to do so, allow the spouse of the Optionee to hold and/or exercise the Option pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA.

        8.2    Designation of Beneficiary.    An Optionee may file a written designation of a beneficiary who is to receive any Options that remain unexercised in the event of the Optionee's death. If an Optionee is married and the designated beneficiary is not his or her spouse, spousal consent shall be required for such designation to be effective. The Optionee may change such designation of beneficiary at any time by written notice, subject to the above spousal consent conditions.

        8.3    Effect of No Designation.    If an Optionee dies and there is no living beneficiary validly designated under the Plan, the Option may be exercised on behalf of the Optionee to the extent permitted hereunder (i) by the executor or administrator of the estate of the Optionee, or (ii) if the Company does not know that an executor or administrator has been appointed, by the spouse or by any one or more dependents or relatives of the participant as determined by the Company, or (iii) if no spouse, dependent or relative is known to the Company, then by such other person as the Company may designate.

9.    Accelerated Termination of Option Term; Termination of Service.

        9.1    Termination For Cause.    Notwithstanding anything to the contrary contained in the Plan, no Optionee may exercise any Option (whether otherwise vested or not) at any time following a Termination Event with respect to such Optionee.

        9.2    Termination Without Cause.    If an Optionee's Continuous Relationship terminates (other than as a result of a Termination Event), his or her Option may be exercised only to the extent that the Optionee was entitled to exercise it on the date of termination, and only within such period of time as is determined by the Administrator at the time the Option is granted, in no event less than 30 days unless such 30-day period is later than the expiration of the term of such Option as set forth in the Option Agreement (and in the case of Incentive Stock Options such period is not to exceed ninety (90) days from the date of termination). Where the Optionee's Continuous Relationship terminates as a result of death or Disability, the maximum period that the Option may be exercised shall be twelve months and the minimum period shall be 6 months from the date of termination.

10.    Adjustments Upon Changes In Capitalization, Dissolution, Merger, Stock Sale or Asset Sale.

        10.1    Changes in Capitalization.    Subject to any required action by the stockholders of the Company, if the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares of securities of the Company through reorganization, recapitalization, reclassification, stock combination, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which Options may be granted under this Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised Options which have been granted prior to any such change, shall likewise be made. Any such adjustment in the outstanding Options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Options but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive.

        10.2    Dissolution or Liquidation.    Any Option, to the extent not previously exercised, will terminate immediately prior to the consummation of any dissolution or liquidation of the Company. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

        10.3    Merger, Stock Sale or Asset Sale.    In the event of a merger of the Company with or into another entity as a result of which the Company is not the surviving entity, or the sale to another entity of more than eighty percent (80%) of the then outstanding stock of the Company or substantially all of the assets of the Company, the Administrator may, in its discretion, do one or more of the following: (i) shorten the period during which Options are exercisable (provided they remain exercisable for at least 30 days after the date the notice is given); (ii) accelerate any vesting schedule to which an Option is subject; (iii) arrange to have the surviving or successor entity grant replacement options with appropriate adjustments in the number and kind of securities and option prices; or (iv) cancel any Option upon payment to the Optionee of cash equal to the excess of the Fair Market Value of the number of Shares as to which the Option is then exercisable (at the effective time of the merger, reorganization, sale of other event including to the extent the exercise has been accelerated as contemplated in clause (ii) above) over the aggregate exercise price with respect to such Shares. The Administrator may also provide for one or more of the foregoing alternatives in any particular Option Agreement.

11.    Stockholder Approval. This Plan is subject to approval by the stockholders of the Company in compliance with Applicable Laws within twelve (12) months after the date the Plan is adopted by the Board. Options may be granted but not exercised prior to stockholder approval of the Plan. If stockholder approval is not obtained within the applicable period, any Options granted shall terminate retroactively as of the date they were granted.

12.    Administration of the Plan.

        12.1    Procedure.

          12.1.1.    Administrator.    The Plan shall be administered by (A) the Board or (B) a Committee designated by the Board which is constituted to satisfy Applicable Laws. To the extent it is involved in such matters, any Committee must comply with any applicable requirements (i) of Rule 16b-3 for exempt acquisitions with respect to Option grants to Officers or Directors and (ii) for the Options to qualify as "performance-based compensation" under Section 162(m) with respect to Option grants "covered employees" within the meaning of Section 162(m). If permitted by the applicable rules, the Administrator may be different bodies with respect to Directors, Officers who are not Directors, and Employees who are neither Directors nor Officers.

          12.1.2.    Regulation of Committee.    Once appointed, any Committee shall serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and/or remove all members of the

  Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws, and to the extent relevant, the rules for qualification as "performance-based compensation" under Section 162(m) and/or exempt acquisitions under Rule 16b-3.

        12.2    Powers of the Administrator.    Subject to the provisions of the Plan and, in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority in its discretion to take any action provided in this Plan, including without limitation:

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  to determine the Optionee, exercise price, number of shares of Common Stock to be covered by, and terms and conditions of each Option granted hereunder;

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  to approve forms of Option Agreement;

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  to modify or amend any Option (subject to Section 13), including reducing the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined since the date the Option was granted;

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  to authorize any person to execute any instrument required to effect the grant of an Option on behalf of the Company;

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  to institute an Option Exchange Program;

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  to construe and interpret the terms of the Plan;

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  to prescribe, amend and rescind rules and regulations relating to the Plan; and

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  to make all other determinations deemed necessary or advisable for administering the Plan.

        12.3    Effect of Administrator's Decision.    The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options.

13.    Amendment and Termination of the Plan.

        13.1    Amendment and Termination.    This Plan shall become effective upon its adoption by the Board and continue in effect for a term of ten (10) years, except that the Board may at any time amend, alter or suspend or terminate the Plan.

        13.2    Stockholder Approval.    The Company shall be required to obtain stockholder approval of any Plan amendment only to the extent necessary and desirable to comply with Rule 16b-3, with Section 422 or 162(m) of the Code or with any Applicable Laws, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by Applicable Law. If the Company purports to grant Options covering more than the number of Shares which may be issued under the Plan without additional stockholder approval, such Option shall be void (and the Optionee will have no right against the Company) with respect to such excess Optioned Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with this Section 13.2.

        13.3    Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan shall impair the rights of an Optionee, unless mutually agreed otherwise between the Optionee and the Administrator. Any such agreement must be in writing and signed by the Optionee and the Company.

14.    Rights of Participants and Beneficiaries. The Company shall pay all amounts payable hereunder only to the Optionee or beneficiaries entitled thereto pursuant to the Plan. The Company shall not be liable for the debts, contracts or engagements of any Optionee or his or her beneficiaries, and rights to

Shares or cash payments under the Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding, while in the hands of the Company.

15.    Reservation of Shares. During the term of this Plan, the Company will reserve a sufficient number of Shares to satisfy the requirements of the Plan.

16.    No Right to Continued Employment. Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee's employment or consulting relationship with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such employment or consulting relationship at any time, with or without cause.

17.    Governing Law. The Plan shall be governed by, and construed in accordance with the laws of the State of California (without giving effect to conflicts of law principles).

18.    Definitions. As used herein, the following definitions shall apply:

"Administrator" means the Board or any Committee administering the Plan in accordance with Section 12.

"Applicable Laws" means the legal requirements relating to the administration of stock option plans under state corporate and securities laws and the Code.

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986 and related regulations, as amended.

"Committee" means any Committee appointed by the Board in accordance with Section 12.

"Common Stock" means the common stock, par value $.001 per share, of the Company.

"Company" means Demeter Technologies, Inc.

"Consultant" means any person, including a member of the board of advisors or other advisor, engaged by the Company, a Parent or Subsidiary to render services and who is compensated for such services.

"Continuous Relationship" means that the employment or consulting relationship or directorship is not interrupted or terminated by the Company, any Parent or Subsidiary. Continuous Relationship shall not be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor. In the case of a consultant, the manner of determining the duration of the "Continuous Relationship" may be set out in the Option Agreement, which will then control.

"Director" means a member of the Board.

"Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code.

"Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary. Neither service as a Director nor payment of a Director's fee by the Company shall be sufficient to constitute "employment" by the Company.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

  (i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a Share of

  Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales are reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Administrator deems reliable;

  (ii)    If the Common Stock is quoted on the NASDAQ System (but not on the National Market thereof) or is regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Administrator deems reliable;

  In the absence of any established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

"Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

"Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

"Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

"Option" means a stock option granted pursuant to the Plan.

"Option Agreement" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Every Option Agreement is subject to the terms and conditions of the Plan.

"Option Exchange Program" means a plan under which outstanding Options are surrendered in exchange for Options with a lower exercise price.

"Optioned Stock" means the Common Stock subject to an Option.

"Optionee" means an employee, Director or Consultant who holds an outstanding Option.

"Parent" means a "parent corporation" of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

"Plan" means this 2000 Stock Option Plan.

"Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successors to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

"Section 162(m)" means Section 162(m) of the Code.

"Share" means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

"Significant Owner" means an Employee who, at the time an Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary.

"Subsidiary" means a "subsidiary corporation" of the company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

"Termination Event" means the determination of the Company that either of the following has occurred: (i) any use or disclosure by an Optionee of confidential information or trade secrets of the Company or any Parent or Subsidiary in violation of any confidentiality, non-competition or nondisclosure agreement by which the Optionee is bound, or (ii) the termination of Optionee's Continuous Relationship for cause as defined pursuant to applicable law, as a result of a breach of

Optionee's employment or consulting agreement, theft, fraud or embezzlement, or any disclosure or use of confidential information or trade secrets described in part (i) of this paragraph.

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DEMETER TECHNOLOGIES, INC. 2000 STOCK OPTION PLAN